UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2008

CryoPort, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51578	88-0313393
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20382 Barents Sea Circle, Lake Forest, California	92630
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 470-2300

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 1 4a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)

[ ]	Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01  Entry into a Material Definitive Agreement.

On August 29, 2008, the Company entered into an “Amendment to Debentures, Agreement and Waiver”  ( the “Agreement”) with BridgePointe Master Fund, Ltd. and the Enable Funds (the “2007 Debenture Holders”), to amend the Company’s Original Issue Discount 8% Senior Secured Convertible Debenture dated September 27, 2007 (the “September 2007 Debentures”), first amended on February 14, 2008. The Agreement waives quarterly interest payments for each of the 2007 Debenture Holders that would otherwise been due on October 1, 2008 and January 1, 2009.  The Agreement also deletes the definition of “Monthly Redemption Date” in Section 1 of the September 2007 Debentures, and replaces it in its entirety with the following:

“Monthly Redemption Date” means the 1st of each month, commencing upon December 31, 2008, and terminating upon full redemption of this Debenture.”

In consideration for entering into the Agreement, the 2007 Debenture Holders receive an increase to the outstanding principal amount of the September 2007 Debentures as follows:

The outstanding principal amount of each 2007 Debenture is hereby increased to an amount equal to 115% of the sum of (i) the outstanding principal amount of such September 2007 Debenture immediately prior to the entering of this Agreement, plus (ii) an amount equal to the additional amount of interest that would have accrued on the September 2007 Debenture from July 1, 2008 through December 31, 2008.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

 4.1.3  Amendment to Debentures, Agreement and Waiver, dated August 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CryoPort, Inc.
(Registrant)

Date: September 3, 2008	By: /s/ Peter Berry
Peter Berry,
Chief Executive Officer, President